SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed  by  Registrant                      X
Filed by Party other than the Registrant

Check the appropriate box:
o    Preliminary Proxy Statement
o    Confidential,   for  Use  of  the  Commission  Only(as  permitted  by  Rule
     14-6(e)(2)
X    Definitive Proxy Statement
o    Definitive Additional Materials
o    Soliciting Material Pursuant to Sec. 240.14a-11(c) or 240.14a-12


                          Level 3 Communications, Inc.


Payment of Filing Fee (Check the appropriate box):

X    No fee required.
o    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1)   Title of each class of securities to which transaction applies:
2)   Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(Set forth the amount on which the filing fee is calculated and state how it was determined):
4)   Proposed maximum aggregate value of transaction:
5)   Total fee paid:

o    Fee paid previously with preliminary materials

o Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing by registration for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)   Amount Previously Paid:
2)   Form, Schedule or Registration Statement No.:
3)   Filing Party:
4)   Date Filed:

[Logo]


                          LEVEL 3 COMMUNICATIONS, INC.
                             1025 Eldorado Boulevard
                              Broomfield, CO 80021

                                                                  April 17, 2000
Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Level 3 Communications, Inc. ("Level 3") to be held at 9:00 a.m. on May 22, 2000, at The Omaha Civic Auditorium Music Hall, 1804 Capitol Avenue, Omaha, Nebraska 68102.

     At the Annual Meeting you will be asked to consider and act upon the following matters:

o    the  reelection  to the  Level 3 Board  of  Directors  of three  Class  III
     Directors  for  a  three-year   term  until  the  2003  Annual  Meeting  of
     Stockholders; and

o the transaction of such other business as may properly come before the Annual Meeting.

     The Level 3 Board of Directors recommends that its stockholders reelect three Class III directors for a three-year term until the 2003 Annual Meeting of Stockholders. See "REELECTION OF CLASS III DIRECTORS PROPOSAL."

     Information concerning the matters to be considered and voted upon at the Annual Meeting is set forth in the attached Notice of Annual Meeting and Proxy Statement. It is important that your shares be represented at the Annual Meeting, regardless of the number you hold. Therefore, whether or not you plan to attend the Annual Meeting, please either deliver your proxy by calling the toll free telephone number or by accessing the Internet, as described in the enclosed telephone and Internet voting instructions as soon as possible. In addition to these convenient methods of voting, you can sign, date and return your proxy card in the envelope that has been provided. This will not prevent you from voting your shares in person if you subsequently choose to attend the Annual Meeting. Please note that if you hold your shares of Level 3 through your broker, you will not be able to vote in person at the meeting.

                                                     Sincerely,

                                                     /s/ Walter Scott, Jr.

                                                     Walter Scott, Jr.
                                                     Chairman of the Board

[Logo]


                          LEVEL 3 COMMUNICATIONS, INC.
                             1025 Eldorado Boulevard
                              Broomfield, CO 80021


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             To be held May 22, 2000

To the Stockholders of Level 3 Communications, Inc.:

     The Annual Meeting of Stockholders of Level 3 Communications, Inc., a Delaware corporation ("Level 3"), will be held at The Omaha Civic Auditorium Music Hall, 1804 Capitol Avenue, Omaha, Nebraska 68102 at 9:00 a.m. on May 22, 2000 for the following purposes:

1. To reelect the three class III Directors to the Board of Directors of Level 3 for a three-year term until the 2003 Annual Meeting of Stockholders; and

2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on March 31, 2000 as the record date for the determination of the holders of the common stock, par value $.01 per share of Level 3 (the "Level 3 Common Stock") entitled to notice of, and to vote at, the meeting. Accordingly, only holders of record of Level 3 Common Stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     The three class III Directors will be elected by a plurality of the votes cast by holders of Level 3 Common Stock present in person or by proxy and entitled to vote at the Annual Meeting.

     The matters to be considered at the Annual Meeting are more fully described in the accompanying Proxy Statement, which forms a part of this Notice.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. IN ADDITION, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU MAY VOTE YOUR SHARES BY A) CALLING THE TOLL FREE TELEPHONE NUMBER OR B) ACCESSING THE INTERNET AS MORE FULLY EXPLAINED IN THE TELEPHONE AND INTERNET VOTING INSTRUCTIONS. ANY STOCKHOLDER ATTENDING THE ANNUAL

MEETING MAY VOTE IN PERSON EVEN IF THAT STOCKHOLDER HAS RETURNED A PROXY.

     PLEASE NOTE THAT IF YOU HOLD YOUR SHARES OF LEVEL 3 COMMON STOCK THROUGH YOUR BROKER AND NOT DIRECTLY IN YOUR NAME, YOU WILL NOT BE ABLE TO VOTE IN PERSON AT THE ANNUAL MEETING.

                                             By Order of the Board of Directors

                                             /s/ Walter Scott, Jr.

                                             Walter Scott, Jr.
                                             Chairman of the Board

Dated:  April 17, 2000

[Logo]


                          LEVEL 3 COMMUNICATIONS, INC.
                             1025 Eldorado Boulevard
                              Broomfield, CO 80021

                                 Proxy Statement
                                 April 17, 2000

                         ANNUAL MEETING OF STOCKHOLDERS
                                  May 22, 2000

                             SOLICITATION AND VOTING

     This Proxy Statement ("Proxy Statement") is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of Level 3 Communications, Inc. ("Level 3" or the "Company") to be voted at the Annual Meeting of Stockholders to be held on May 22, 2000, or any adjournment thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting and the accompanying Proxy are being mailed to Stockholders on or about April 17, 2000.

     As of March 31, 2000, the record date for the determination of persons entitled to vote at the Annual Meeting, there were 365,108,117 shares of the Company's Common Stock, par value $.01 per share (the "Level 3 Common Stock"), outstanding. Each share of Level 3 Common Stock is entitled to one vote on each matter to be voted upon by the Stockholders at the Annual Meeting.

     The three Class III Directors will be elected by a plurality of the votes cast by holders of Level 3 Common Stock present in person or by proxy and entitled to vote at the Annual Meeting.

     The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Level 3 Common Stock entitled to vote as of the Record Date is required to constitute a quorum at the Annual Meeting. Under applicable Delaware law, abstentions and "broker non-votes" (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum at the Annual Meeting. If such a quorum should not be present, the Annual Meeting may be adjourned from time to time until the necessary quorum is obtained.

     All shares of Level 3 Common Stock represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, it will be voted FOR the Board's nominees for Director and in accordance with the proxy-holders' best judgment as to any other business raised at the Annual Meeting. If you elect to deliver your proxy by telephone or the Internet as described in the enclosed telephone and Internet voting instructions, your shares will be voted as you direct. Your telephone or Internet delivery authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

     Any Stockholder who delivers, whether by telephone, Internet or through the mail, a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written statement revoking the proxy, by executing and delivering a later dated proxy, by using the telephone voting procedures, the Internet voting procedures or by voting in person at the Annual Meeting.

     Level 3 will bear its own cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited by the directors and officers of Level 3 by personal interview, telephone, telegram or e-mail. Such directors and officers will not receive additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of Level 3 Common Stock held of record by such persons, in which case Level 3 will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                   REELECTION OF CLASS III DIRECTORS PROPOSAL

     The Level 3 Board of Directors currently consists of 11 directors, divided into three classes, designated Class I, Class II and Class III. Class I and Class II consists of four directors and Class III consists of three directors. Class I currently has one vacancy. All three of the current Class III directors are standing for reelection. At the Annual Meeting, these Class III Directors will be reelected to hold office for a three-year term until the 2003 annual meeting, or until their successors have been elected and qualified. If any nominee shall, prior to the Annual Meeting, become unavailable for election as a Director, the persons named in the accompanying form of proxy will, in their discretion, vote for that nominee, if any as may be recommended by the Level 3 Board of Directors, or the Level 3 Board of Directors may reduce the number of Directors to eliminate the vacancy.

Information as to Nominees for Election as Class III Directors

     The  respective  ages,   positions  with  Level  3,  business   experience,
directorships in other companies and Level 3 Board of Directors committee memberships, of the nominees for election are set forth below.

     R. Douglas Bradbury, 49, has been Vice Chairman of the Board of Directors since February 2000, Executive Vice President and Chief Financial Officer of the Company since August 1997, and a director of the Company since March 1998. Mr. Bradbury served as Chief Financial Officer of MFS Communications Company, Inc. ("MFS") from 1992 to 1996, Senior Vice President of MFS from 1992 to 1995, and Executive Vice President of MFS from 1995 to 1996.

     Kenneth E. Stinson, 48, has been a director of the Company since January 1987. Mr. Stinson has been Chairman of the Board and Chief Executive Officer of Peter Kiewit Sons', Inc. since the Split-off (See the Explanatory Note below). Prior to the Split-off, Mr. Stinson was Executive Vice President of Level 3 for more than five years prior to the Split-off. Mr. Stinson is also a director of ConAgra, Inc. and Valmont Industries, Inc.

     Michael B. Yanney, 67, has been a director of the Company since March 31, 1998. He has served as Chairman of the Board, President and Chief Executive Officer of America First Companies L.L.C. for more than the last five years. Mr. Yanney is also a director of Burlington Northern Santa Fe Corporation, RCN Corporation, Forest Oil Corporation and Mid-America Apartment Communities, Inc.

     The Board of Directors unanimously recommends a vote FOR the nominees named above.

Explanatory Note

     On March 31, 1998, the Company separated the operations of its construction business from the diversified or non-construction related portion of its business into a new corporation (the "Split-off"). In connection with the Split-off, the Company was renamed "Level 3 Communications, Inc." and the construction business was renamed "Peter Kiewit Sons', Inc."

     Information presented in this Proxy Statement relating to periods prior to March 31, 1998, relate to information for the members of the Company's Board of Directors and executive officers at that time.

Board of Directors' Meetings

     The Level 3 Board of Directors had 6 formal meetings in 1999 and acted by written consent action on 2 occasions. In 1999, Mr. David C. McCourt attended slightly less than 75% of the meetings of the Board of Directors. No other director attended less than 75% of the meetings of the Board of Directors and the committees of which he was a member.

Executive Committee

     The Executive Committee exercises, to the maximum extent permitted by law, all powers of the Board of Directors between board meetings, except those functions assigned to specific committees.

Audit Committee

     The Audit Committee reviews the services provided by Level 3's independent auditors, consults with the independent auditors and reviews the need for internal auditing procedures and the adequacy of internal controls. The Company has designated Arthur Andersen LLP as independent auditors to audit the Level 3 financial statements for the 2000 fiscal year.

Compensation Committee

     The  Compensation  Committee  determines  the  compensation  of  the  Chief
Executive Officer and reviews the compensation and stock option awards of certain other senior executives.

Compensation Committee Interlocks and Insider Participations

     The Compensation Committee of the Company consists of Messrs. Michael B. Yanney, David C. McCourt, Philip B. Fletcher (effective March 1999) and Richard
R. Jaros, none of whom is an officer or employee of the Company.

Compensation Committee Report

     The Compensation Committee (the "Committee") is responsible for determining the cash and equity compensation of James Q. Crowe, President and Chief Executive Officer. The Committee reviews and approves the cash compensation of certain of Level 3's other senior executives based upon the recommendations of Mr. Crowe.

     Level 3 believes that the compensation levels of its executive officers, who provide leadership and strategic direction, should consist of: (i) fair base salaries, (ii) significant cash bonus opportunities based on achievement of objectives established by Level 3 and (iii) ownership of Level 3 Common Stock and stock options to align management's interests with stockholders' interests, targeted to provide opportunities that are comparable to other similarly situated telecommunications and high growth technology companies.

     Level 3 considers the following factors (ranked in order of importance) when determining compensation of executive officers: (i) Level 3's performance measured by attainment of specific objectives, (ii) the individual performance of each executive officer, (iii) Level 3's stock price performance, (iv) comparative industry compensation levels and (v) historical cash and compensation levels. The comparable industry compensation data is based in part on public telecommunications companies that are included in the Nasdaq Telecommunications Stock Index, which was chosen as the peer group for the Performance Graph, and on the other publicly traded telecommunications and high growth technology companies with comparable market capitalization.

Determination of the Chief Executive Officer's Compensation

For Fiscal 1999, Level 3's performance objectives included:

o offer services in a total of 27 markets in the United States, complete the construction of Gateway facilities in a total of 25 major U.S. markets and four major European markets and continue to expand the development of both local networks and Level 3's proposed intercity networks;

o    secure operating licenses and initiate development in Hong Kong and Tokyo;

o progress on the construction of Level 3's U.S. and European intercity networks;

o secure 100% of the required rights-of-way for the construction of the U.S. intercity network and substantially all of the required rights-of-way for the European intercity network;

o    accelerate the development of networks internationally in Europe and Asia;

o attract and retain experienced personnel to enable Level 3 to meet its tactical and strategic goals;

o    complete the commercial launch of softswitch based voice services; and

o continue the acquisition of sufficient capital at an acceptable cost in order to fund the Level 3 business plan.

These goals were met in fiscal 1999. As of December 31, 1999, Level 3 was offering services in 27 major U.S. markets and four major European markets, with gateway facilities located in 25 major U.S. markets. Level 3 has established its Asian headquarters in Hong Kong and secured required government licenses in both Hong Kong and Tokyo. Peter Kiewit Sons', Inc., the program manager for the construction of the Level 3 North American intercity network, has made significant progress on the installation of the Level 3 U.S. intercity network, having completed the installation of conduit along approximately 9,300 miles of the North American intercity network. In addition, significant progress has been made on the installation of Rings 1 and 2 of the Level 3 intercity network in Europe, having completed the installation of conduit along approximately 2,100 miles of the European intercity network. At December 31, 1999, Level 3 had secured 100% of the rights-of-way that are necessary to construct the North

American intercity network and substantially all of the required rights-of-way for the first two rings of the intercity network in Europe. In December 1999, Level 3 began to carry customer traffic between Dallas and Houston on the first completed and lit segment of the North American intercity network. During 1999, Level 3 also announced the development of a 1.28 Tbps transatlantic submarine cable system.

     Also during 1999, Level 3 commercially launched (3)Voice, the first Internet Protocol based long distance service, which uses softswitch technology, in 10 markets. By the end of 1999, Level 3 had an aggregate of 3,850 employees in the communications portion of its business. Finally, during 1999, the Company raised approximately $2.3 billion in gross proceeds from successful common stock and convertible subordinated note offerings.

     Based on the achievement of these goals and for aggressively pursuing the implementation of Level 3's business plan to expand its information services business to provide a broad range of communications services over a new end-to-end network based on Internet Protocol technology, Mr. Crowe was awarded 320,000 Outperform Stock Options in 1999. In addition, Mr. Crowe was awarded a $1.0 million performance bonus, which was paid to him in the form of a grant of 13,594 additional Outperform Stock Options.

Equity Compensation

     The Committee approves all awards made under the Level 3 1995 Stock Plan. Periodically the Committee approves grants to existing employees and also approves awards to new employees as an incentive to join Level 3. Awards made to the Company's named executive officers and certain other key employees are approved by a subcommittee of the Compensation Committee comprised of Messrs. Fletcher and Yanney.

                                               The Compensation Committee:

                                                   Philip B. Fletcher
                                                    Richard R. Jaros
                                                    David C. McCourt
                                               Michael B. Yanney, Chairman

For the year ended December 31, 1999

Executive Compensation

     The table below shows the annual compensation of the chief executive officer and the next four most highly compensated executive officers of the Company for the 1999 fiscal year (the "Named Executive Officers").

                           Summary Compensation Table

                                                 Annual Compensation

                                                                                                                All Other
                                                                                                               Compensation
Name and Principal Position    Year                                                Long Term Compensation         ($)(5)
                                                                     Other                      Securities
                                                                     Annual      Restricted     underlying
                                                                  Compensation    Stock       Options/SARs
                                        Salary ($)   Bonus ($)        ($)       award(s) (#)      (#)(1)

James Q. Crowe                  1999    350,000     1,000,000(2)  1,500,000(3)      --             --             76,416
President and CEO               1998    350,012        300,000        --            --             --             32,740
                                1997    144,128         --            --            --             --               --
R. Douglas Bradbury             1999    259,615     350,000           --            --             --             142,646
Executive Vice President and    1998    249,999     250,000         62,500(3)       --             --             70,704
CFO                             1997    102,564         --            --            --          1,000,000           --
Kevin J. O'Hara                 1999    259,615     400,000           --            --             --             149,646
Executive Vice President and    1998    237,109     250,000        115,579(3)       --             --             70,704
COO                             1997      82,051        --            --            --           500,000            --
Colin V.K. Williams             1999    250,000     350,000           --            --             --             121,700
Executive Vice President (4)    1998      76,669    120,000           --           75,082          --               --
Michael D. Jones                1999    249,230     150,000           --            --             --              4,800
Group Vice President and        1998    151,269     150,000        150,000(6)       --           200,000           4,800
CIO (4)

(1)  See discussion below regarding Outperform Stock Option grants.

(2) Approximate value at December 17, 1999. This bonus was paid to Mr. Crowe in the form of a grant of 13,594 fully vested Outperform Stock Options, which will expire on the fourth anniversary of the grant.

(3) Other Annual Compensation means perquisites and other personal benefits received by each of the Named Executive Officers, if over $50,000. The only reportable amounts are amounts that represent relocation allowances and the payment of closing costs relating to the purchase of a new residence in the Broomfield, Colorado area.

(4)  Messrs. Williams and Jones were not employed by the Company during 1997.

(5) The amounts in this column represent (i) amounts of salary and bonus forgone by the Named Executive Officers pursuant to the Level 3 Communications, Inc. 1998 Deferred Stock Purchase Plan (the "ShareWorks Match Plan"), (ii) Level 3 matching contributions to the ShareWorks Match Plan on behalf of the Named Executive Officers, and (iii) year-end contributions to the accounts of the Named Executive Officers pursuant to the Level 3 Communications, Inc. Employee Stock Bonus Plan (the "ShareWorks Grant Plan"). These amounts are held in accounts for the Named Executive Officers as shares or units of Level 3 Common Stock. These amounts represent the year-end value of such accounts based on the last reported sale price of the Level 3 Common Stock on December 31, 1998 and December 31, 1999, respectively.

(6) Mr. Jones received a signing bonus of $150,000, which was paid in the form of 4,705 shares of Level 3 Common Stock.

     No Named Executive Officer received any stock options (see below for a description of the grants of Outperform Stock Options to the Named Executive Officers), stock appreciation rights ("SARs") or long-term incentive performance ("LTIP") payouts for the fiscal year ended December 31, 1999.



                          Aggregate Options/SAR Exercises and Fiscal Year End Option/SAR Value Table
                               Shares                       Number of Securities Underlying         Value of Unexercised
                            Acquired on    Value Realized     Unexercised Options/SARs at       In-the-money Options/SARs at
Name                          Exercise           ($)                   FY-End (#)                       FY-End ($)(1)
                                                            Exercisable     Unexerciseable    Exercisable      Unexerciseable

James Q. Crowe                  --               --              --               --               --                --
R. Douglas Bradbury             --               --            450,000           550,000      34,402,500         42,047,500
Kevin J. O'Hara                 --               --            225,000           275,000      17,201,250         21,023,750
Colin V.K. Williams             --               --              --               --               --                --
Michael D. Jones               30,000         2,058,750        170,000            --          10,943,750             --

(1) On December 31, 1999, the last reported sale price for the Level 3 Common Stock as reported by The Nasdaq Stock Market was $81.875.

Outperform Stock Option Grants

     Level 3 has adopted the Outperform Stock Option ("OSO") program, which differs from long term incentive ("LTI") programs generally adopted by Level 3's competitors that make employees eligible for conventional non-qualified stock options ("NQSOs"). While widely adopted, Level 3 believes such NQSO programs reward eligible employees when company stock price performance is inferior to investments of similar risks, dilute public stockholders in a manner not directly proportional to performance and fail to provide a preferred return on stockholders' invested capital over the return to option holders. Level 3 believes that the OSO program is superior to an NQSO-based program with respect to these issues while, at the same time, providing eligible employees a success-based reward balancing the associated risk.

     The OSO program was designed by Level 3 so that its stockholders receive a market related return on their investment before OSO holders receive any return on their options. Level 3 believes that the OSO program aligns directly management's and stockholders' interests by basing stock option value on Level 3's ability to outperform the market in general, as measured by the S&P 500 Index. The value received for awards under the OSO plan is based on a formula involving a multiplier related to how much Level 3 Common Stock outperforms the S&P 500 Index. Participants in the OSO program do not realize any value from OSOs unless the Level 3 Common Stock price outperforms the S&P 500 Index. To the extent that the Level 3 Common Stock outperforms the S&P 500, the value of OSOs to an option holder may exceed the value of NQSOs.

     The following table summarizes the grant of OSOs to the Named Executive Officers during 1999. OSOs are granted quarterly during the year. Effective with the grants made in September 1998, OSOs are granted on the first day of the last month of a calendar quarter.

                                                 OSO Grants in Last Fiscal Year
                                                             Total Number of OSOs at FY-End       Value of Total Unexercised
                     Individual Grants                                   (#)(1)               In-the-money OSOs at FY-End ($)(2)
                           Number of OSOs
                             granted per      Expiration
Name                         Quarter (#)         Date        Exercisable     Unexercisable     Exercisable      Unexercisable
James Q. Crowe                 80,000          3/1/2003           0             653,594             0            121,141,600
                               80,000          6/1/2003
                               80,000          9/1/2003
                               80,000         12/1/2003
                              13,594(3)       12/17/2003
R. Douglas Bradbury            33,750          3/1/2003           0             235,000             0            40,620,489
                               33,750          6/1/2003
                               33,750          9/1/2003
                               33,750         12/1/2003
Kevin J. O'Hara                33,750          3/1/2003           0             235,000             0            40,620,489
                               33,750          6/1/2003
                               33,750          9/1/2003
                               33,750         12/1/2003
Colin V.K. Williams            27,500          3/1/2003           0             192,500             0            32,300,375
                               30,000          6/1/2003
                               30,000          9/1/2003
                               30,000         12/1/2003
Michael D. Jones               22,500          3/1/2003           0             160,000             0            28,038,825
                               22,500          6/1/2003
                               22,500          9/1/2003
                               22,500         12/1/2003

(1) An OSO award vests in equal quarterly installments over two years. No OSO award, including a vested OSO award, can be exercised until the second anniversary of the date of its grant. The OSO awards provide for acceleration of vesting and the lifting of the two year prohibition on exercise in the event of a change of control, as defined in the Level 3 1995 Stock Plan (as amended on April 1, 1998).

(2) OSO value at December 31, 1999 has been computed based upon the OSO formula and multiplier as of that date. The value of an OSO is subject to change based upon the performance of the Level 3 Common Stock relative to the performance of the S&P 500 Index from the time of the grant of the OSO award until the OSO award has been exercised.

(3)  See footnote 2 to the Summary Compensation Table.

Section 16(a) Beneficial Ownership Reporting Compliance

     Messrs. Kevin J. O'Hara and Colin V.K. Williams each did not file on a timely basis a required Form 4 for sales of Level 3 Common Stock during 1999. The required Form 4 filings were subsequently filed with the Securities and Exchange Commission. To Level 3's knowledge, no other person that was a director, executive officer or beneficial owner of more than 10% of the outstanding shares of Level 3 Common Stock failed to timely file all reports required under Section 16(a) of the Securities Exchange Act of 1934.

Director's Compensation

     During 1999, each of the directors of the Company who were not employed by the Company during 1999 received directors fees consisting of an annual retainer of $150,000. Messers. Yanney and Julian received an annual retainer of $160,000, which includes additional fees for serving as chairman of the Compensation Committee and Audit Committee, respectively. These fees have been paid to these directors in the form of grants of Level 3's Outperform Stock Options.

Certain Relationships and Related Transactions

     All share information has been adjusted to reflect the Company's 2-for-1 stock split, effected as a stock dividend in August 1998.

     In connection with his retention as Chief Executive Officer of the Company, Mr. Crowe entered into an engagement agreement (the "Engagement Agreement") with the Company. Under the Engagement Agreement, the Company acquired from Mr. Crowe, Mr. Bradbury and an additional individual, Broadband Capital Group, L.L.C., a company formed to develop investment opportunities, for a purchase price of $68,523, the owners' cash investment in that company. Pursuant to the Engagement Agreement, the Company sold 10,000,000 shares of the Company's former Class D Diversified Group Convertible Exchangeable Common Stock, par value $.0625 per share (the "Class D Stock") to Mr. Crowe and 2,500,000 shares of Class D Stock to Mr. Bradbury, in each case at $5.425 per share. The Engagement Agreement also provided that the Company would make available for sale, from time to time prior to the consummation of the Split-off, to certain employees of the Company designated by Mr. Crowe in connection with the implementation of the Business Plan, up to an aggregate of 10,500,000 shares of Class D Stock.

     During 1999, Mr. Crowe entered into an agreement for the period October 1999 to October 2000 to purchase personal use of the Company's aircraft. Mr. Crowe has agreed that the Company will charge him the cost to operate the aircraft as allowed by Part 91 of the U.S. Federal Aviation Administration regulations for personal use of corporate aircraft. The Company expects that the amount to be paid by Mr. Crowe for the one-year period will be approximately $100,000.

     Pursuant to an agreement with the Company, Mr. Crowe paid the Company an aggregate of $74,905 for personal use of the Company's aircraft during the period from October 1998 through October 1999. This payment was calculated based upon the cost to operate the aircraft as set forth in U.S. Federal Aviation Administration regulations for this type of use as adjusted pursuant to Internal Revenue Service regulations.

     In January 1999, the Company repurchased a portion of the stock of the C-TEC Holding Company held by David C. McCourt, a director of the Company, for a total purchase price of approximately $5.6 million. Concurrently with this repurchase, a portion of the Company's interest in the C-TEC Holding Company was redeemed so that Mr. McCourt's percentage ownership of the outstanding C- TEC Holding Company common stock remains at 10%. The C-TEC Holding Company is Level 3's subsidiary, which holds Level 3's interests in both RCN and Commonwealth Telephone.

     On September 30, 1999, a subsidiary of the Company entered into an agreement to purchase a 15% interest in a Falcon 900 aircraft from Elk Mountain Ventures, Inc., a company owned by Walter Scott, Jr., the Company's Chairman. The purchase price paid for the interest in the aircraft was $2.7 million.

     On July 1, 1998, the Company issued 187,706 shares of its common stock to Mr. Colin V.K. Williams, an Executive Vice President of the Company, in connection with the Company's acquisition of UltraLine (Bermuda) Limited, a company owned by Mr. Williams. The value of the transaction, based upon the trading price of its common stock on that date, was approximately $5 million.

     On June 18, 1998, Level 3 entered into a contract with Peter Kiewit Sons', Inc. ("PKS") for the construction of Level 3's nearly 16,000 mile North American intercity network. Construction of the North American intercity network is currently expected to cost an estimated $3 billion and be completed by the end of the year 2000. Level 3 has also entered into various other agreements with PKS including agreements for construction activities relating to its local networks, gateway facilities and headquarters facility in Broomfield, Colorado. For the year ended December 31, 1999, the Company incurred the following expenses under these agreements to PKS: $918 million relating to construction of intercity and local networks as well as gateway construction; $102 million for construction of the Company's headquarters facility; and $4 million for miscellaneous construction projects. PKS has the opportunity to earn a significant award fee with respect to the construction of the intercity network, the amount of which will be based on cost and speed of construction, quality, safety and program management. The award fee will be determined by Level 3's assessment of PKS' performance in each of these areas. In 1999, the Company accrued approximately $35 million toward the award fee, which is included in the $918 million indicated above.

     Level 3 and a subsidiary of PKS are parties to various aircraft operating agreements pursuant to which the PKS subsidiary provides Level 3 with aircraft maintenance, operations, management and related services. During 1999, Level 3 made payments under these aircraft agreements aggregating approximately $1.7 million. These agreements have been terminated for periods subsequent to 1999.

     In connection with the Split-off, Level 3 and PKS entered into various agreements intended to implement the Split-off, including a separation agreement and a tax-sharing agreement.

     Separation Agreement. Level 3 and PKS entered into a separation agreement (the "Separation Agreement") relating to the allocation of certain risks and responsibilities between PKS and Level 3 after the Split-off and certain other matters. The Separation Agreement provides that each of PKS and Level 3 will indemnify the other with respect to the activities of its subsidiary business groups, except as specifically provided under other agreements between the companies. The cross-indemnities are intended to allocate financial responsibility to PKS for liabilities arising out of the construction businesses formerly conducted by Level 3, and to allocate to Level 3 financial responsibility for liabilities arising out of the non-construction businesses conducted by Level 3. The Separation Agreement also allocates between PKS and Level 3 certain corporate-level risk exposures not readily allocable to either the construction businesses or the non-construction businesses.

     The Separation Agreement provides that each of Level 3 and PKS will be granted access to certain records and information in the possession of the other company, and requires that each of Level 3 and PKS retain all such information in its possession for a period of ten years following the Split- off. Under the Separation Agreement, each company is required to give the other company prior notice of any intention to dispose of any such information.

     The Separation Agreement provides that, except as otherwise set forth therein or in any related agreement, costs and expenses in connection with the Split-off will be paid 82.5% by Level 3 and 17.5% by PKS. On March 18, 1998, Level 3 and PKS entered into an amendment to the Separation Agreement that provides that PKS will bear substantially all of those expenses if the Level 3 Board determined to force conversion of all outstanding Class R Stock of Level 3 on or before July 15, 1998 (a "Forced Conversion Determination").

     The Level 3 Board made such a determination and, accordingly, substantially all of those expenses will be borne by PKS.

     Tax Sharing Agreement. Level 3 and PKS have entered into a tax sharing agreement (the "Tax Sharing Agreement") that defines each company's rights and obligations with respect to deficiencies and refunds of federal, state and other taxes relating to operations for tax years (or portions thereof) ending prior to the Split-off and with respect to certain tax attributes of Level 3 and PKS after the Split-off. Under the Tax Sharing Agreement, with respect to periods (or portions thereof) ending on or before the Split-off, Level 3 and PKS generally will be responsible for paying the taxes relating to such returns (including any subsequent adjustments resulting from the redetermination of such tax liabilities by the applicable taxing authorities) that are allocable to the non-construction business and the construction business, respectively.

     The Tax Sharing Agreement also provides that Level 3 and PKS will indemnify the other from certain taxes and expenses that would be assessed on PKS and Level 3, respectively, if the Split-off were determined to be taxable, but solely to the extent that such determination arose out of the breach by Level 3 or PKS, respectively, of certain representations made to the Internal Revenue Service in connection with the private letter ruling issued with respect to the Split-off. Under the Tax Sharing Agreement, if the Split-off were determined to be taxable for any other reason, those taxes and certain other taxes associated with the Split-off (together, "Split-off Taxes") would be allocated 82.5% to Level 3 and 17.5% to PKS. The Tax Sharing Agreement, however, provides that Split-off Taxes will be allocated one-half to each of Level 3 and PKS if a

Forced Conversion Determination is made. As a result of the Forced Conversion Determination, the Split-off Taxes would be so allocated. Finally, the Tax Sharing Agreement provides, under certain circumstances, for certain liquidated damage payments from Level 3 to PKS if the Split-off were determined to be taxable, which are intended to compensate stockholders of PKS indirectly for taxes assessed upon them in that event. Those liquidated damage payments, however, are reduced because of the Forced Conversion Determination.

     Mine Management Agreement. In 1992, PKS and Level 3 entered into a mine management agreement (the "Mine Management Agreement") pursuant to which a subsidiary of PKS, Kiewit Mining Group Inc. ("KMG"), provides mine management and related services for Level 3's coal mining properties. In consideration of the provision of such services, KMG receives a fee equal to 30% of the adjusted operating income of the coal mining properties. Level 3 incurred expenses for services provided by KMG under the Mine Management Agreement of $33 million for the year ended December 31, 1999. The term of the Mine Management Agreement expires on January 1, 2016.

     In connection with the Split-off, the Mine Management Agreement was amended to provide KMG with a right of offer in the event that Level 3 were to determine to sell any or all of its coal mining properties. Under the right of offer, Level 3 would be required to offer to sell those properties to KMG at the price that Level 3 would seek to sell the properties to a third party. If KMG were to decline to purchase the properties at that price, Level 3 would be free to sell them to a third party for an amount greater than or equal to that price. If Level 3 were to sell the properties to a third party, thus terminating the Mine Management Agreement, it would be required to pay KMG an amount equal to the discounted present value to KMG of the Mine Management Agreement, determined, if necessary, by an appraisal process.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information with respect to the beneficial ownership of Level 3 Common Stock, as of February 1, 2000, by Level 3's directors, the Named Executive Officers, and directors and executive officers as a group, and each person known by the Company to beneficially own more than 5% of the outstanding Level 3 Common Stock. The Percent of Common Stock Beneficially Owned has been calculated to reflect the February 2000 sale of 23.0 million shares of Level 3 Common Stock.


                                                        Number of Shares     Percent of Common Stock
Name                                                    of Common Stock+       Beneficially Owned

Walter Scott, Jr. (1) ...........................              33,333,958             9.2%
James Q. Crowe (2) ..............................              11,006,382              3.0
R. Douglas Bradbury (3) .........................               3,276,055               *
Kevin J. O'Hara (4) .............................               1,977,025               *
Colin V.K. Williams .............................                 409,344               *
Michael D. Jones (5) ............................                 259,311               *
Philip B. Fletcher ..............................                   5,000               *
William L. Grewcock (6)..........................              11,530,166              3.2
Richard R. Jaros (7) ............................               3,502,236              1.0
Robert E. Julian (8) ............................               3,998,434              1.1
David C. McCourt (9).............................                 119,738               *
Kenneth E. Stinson (10)..........................                 729,231               *
Michael B. Yanney (11) ..........................                 105,314               *
Directors and Executive Officers
   as a Group (17 persons) (12) .................              70,724,099             19.4

Donald L. Sturm (13) ............................              18,373,750              5.1

* Less than 1%.

+ Included in this table are the number of shares of common stock issuable upon exercise of Outperform Stock Options, which are exercisable within 60 days. The value of the Outperform Stock Options is dependent upon the extent to which the Company's common stock has outperformed the results of the S&P 500. The number of shares of common stock issuable upon exercise of an Outperform Stock Option has been calculated based upon the closing price of the Company's common stock on February 1, 2000. The number of shares issuable upon exercise of an Outperform Stock Option is therefore subject to changes in the extent to which the Company's common stock has outperformed the results of the S&P 500 and the Company's common stock closing price.

(1) Includes 99,700 shares of common stock held by the Suzanne Scott Irrevocable Trust as to which Mr. Scott shares voting and investment powers and 383,502 shares of common stock issuable upon conversion of $25 million in principal amount of our 6% convertible subordinated notes that Mr. Scott holds.

(2) In May 1999, Mr. Crowe announced that he had contributed 1,000,000 shares of common stock to a trust of which he is the sole beneficiary and that, beginning on May 10, 1999, the trust would sell




4,000 shares each trading day until all the shares held by the trust were sold. The information in the above table includes the remaining 292,000 shares of common stock held by that trust as of February 1, 2000. Includes 386,768 shares of common stock subject to vested Outperform Stock Options.

(3) Includes 500,000 shares of common stock subject to vested non-qualified stock options and 120,865 shares of common stock subject to vested Outperform Stock Options.

(4) Includes 46,000 shares of common stock held by Kevin J. O'Hara Family LTD Partnership. Includes 250,000 shares of common stock subject to vested non-qualified stock options and 120,865 shares of common stock subject to vested Outperform Stock Options.

(5) Includes 170,000 shares of common stock subject to vested non-qualified stock options and 84,606 shares of common stock subject to vested Outperform Stock Options.

(6) Includes 1,154,640 shares of common stock held by Grewcock Family Limited Partnership. Includes 351,230 shares of common stock held by the Bill & Berniece Grewcock Foundation as to which Mr. Grewcock shares voting and investment powers. Includes 4,738 shares of common stock subject to vested Outperform Stock Options.

(7) Includes 370,000 shares of common stock held by the Jaros Family Limited Partnership. Includes 4,738 shares of common stock subject to vested Outperform Stock Options. Includes 1,351,500 shares of common stock subject to vested non-qualified stock options held by Mr. Jaros and 648,500 shares of common stock subject to vested non-qualified stock options held by a grantor trust, of which Mr. Jaros is the residual beneficiary.

(8) Includes 4,854 shares of common stock subject to vested Outperform Stock Options.

(9) Includes 4,738 shares of common stock subject to vested Outperform Stock Options.

(10) Includes 4,738 shares of common stock subject to vested Outperform Stock Options.

(11) Includes 4,854 shares of common stock subject to vested Outperform Stock Options.

(12) Includes 771,971 shares of common stock subject to vested non-qualified stock options and 661,100 shares of common stock subject to vested Outperform Stock Options.

(13) Mr. Sturm's business address is 3033 East First Avenue, Denver, Colorado 80206. Based solely on Mr. Sturm's Schedule 13D dated May 5, 1998, adjusted for a subsequent stock dividend, Mr. Sturm owns 15,610,310 shares of common stock, and has voting and investment power with respect to 2,613,440 shares held by trusts and partnerships established for family members and beneficially owns 150,000 shares as a member of the board of directors of the University of Denver.

Performance Graph

     The following performance graph shall not be deemed to be incorporated by reference by means of any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such acts.

     The graph below compares the cumulative total return (stock appreciation plus reinvested dividends) of the Company's common stock with three indexes of publicly traded stocks. Prior to the Split-off, the Company had two classes of common stock, Class C Construction & Mining Group Restricted Convertible Exchangeable Common Stock, par value $.0625 per share (the "Class C Stock") and Class D Stock. For substantially all of the periods presented the Company's stock was not publicly traded. Beginning in the fourth quarter 1997, the Company's Class D Stock commenced trading on the over-the-counter market of the National Association of Securities Dealers, Inc. During the fourth quarter, the only quarter during which trading occurred, the range of the high and low bid information for the Class D Stock was $20.41 to $29.00. The Level 3 Common Stock now trades on The Nasdaq National Market under the symbol "LVLT." Because the Split-off occurred during 1998, no performance graph information is presented for the Class C Stock. For performance graph information regarding the Class C Stock, please see the proxy materials of PKS.

     Pursuant to the terms of the Company's Restated Certificate of Incorporation for all periods presented, other than for the last three quarters of 1998, the Company's stock was valued by a formula contained in the Restated Certificate of Incorporation. Company stock was valued at the end of the Company's fiscal year and the formula value was reduced as dividends are declared during the following year. For purposes of the graphs, it has been assumed that dividends were immediately reinvested in additional shares of Level 3 Common Stock, although such reinvestment was not permitted in actual practice. Although for fiscal years prior to 1998, the Company's fiscal year ended on the last Saturday in December, its stock is compared against indexes which assume a fiscal year ending December 31.

     Because of two corporate restructuring events during the last five years, further assumptions about total return are required. The Company's stock was reclassified on January 8, 1992. Each old share of Class C Stock was exchanged for one new share of Class C Stock and one share of Class D Stock. The five year cumulative total return is shown as if the change occurred on January 1, 1992.

     On September 30, 1995, the Company distributed to its Class D stockholders by way of a tax free dividend its stock holdings in MFS Communications Company, Inc. ("MFS"). For each share of Class D Stock, 1.741 shares of MFS common stock and .651 share of MFS preferred stock were distributed. On the distribution date, 1.741 shares of MFS common stock had a public market value of $76.17 and
 .651 share of MFS preferred stock had a value of $.65 (together, a "distribution unit" of $76.82). For purposes of the graph below, it is assumed that each distribution unit was immediately sold for $76.82 and the proceeds reinvested in additional shares of Class D Stock, which then had the reduced formula price of $40.40 per share.

     The formula value of the Class D Stock was linked to the performance of the Company's Diversified Group (which are the operations that remained in the Company after the Split-off), which is primarily engaged in communications, information services and coal mining businesses.

     The graph compares the cumulative total return of the Level 3 Common Stock (formerly Class D Stock) for the five year period 1995 - 1999 with the S&P 500 Index, the Dow Jones Coal Index and the Nasdaq Telecommunications Index. The graph assumes that the value of the investment was $100 on December 31, 1994, and that all dividends and other distributions were reinvested. In addition, all stock prices and dividends reflect a dividend of four shares of Class D Stock for each outstanding share of Class D Stock that was effective December 1997 and a dividend of one share of Level 3 Common Stock (formerly Class D Stock) for each outstanding share of Level 3 Common Stock effective August 1998.


                  Comparison of 5 Year Cumulative Total Return
               Among the Level 3 Common Stock, the S&P 500 Index,
        the Nasdaq Telecommunications Index and the Dow Jones Coal Index


                               [Performance Graph]


                                 1994   1995   1996   1997    1998    1999
Common Stock                      100    241    266    286   2,117   4,019
S&P 500 Index                     100    138    169    226     290     351
NASDAQ Telecommunications Index   100    131    134    195     324     572
Dow Jones Coal Index              100    106    115     99      82      52

                                  OTHER MATTERS

     It is not anticipated that any matters other than those described in this Proxy Statement will be brought before the Annual Meeting. If any other matters are presented, however, it is the intention of the persons named in the proxy to vote the proxy in accordance with the discretion of the persons named in the proxy.

                              STOCKHOLDER PROPOSALS

     Any proposal which a stockholder intends to present at the 2001 Annual Meeting must be received by Level 3 on or before March 23, 2001, but no earlier than February 22, 2001 to be included in the proxy material of Level 3 relating to such meeting. In addition, such proposal must also include a brief description of the business to be brought before the annual meeting, the stockholder's name and record address, the number of shares of Level 3 Common Stock which are owned beneficially or of record by such stockholder, a description of any arrangements or understandings between the stockholder and any other person in connection with such proposal and any material interest of such stockholder in such proposal and a representation that the stockholder intends to appear in person or by proxy at the Annual Meeting. If the stockholder wishes to nominate one or more persons for election as a director, such stockholder's notice must comply with additional provisions as set forth in the Level 3 By-laws, including certain information with respect to the persons nominated for election as directors and any information relating to the stockholder that would be required to be disclosed in a Proxy Filing. Any such proposals should be directed to the Secretary, Level 3 Communications, Inc., 1025 Eldorado Boulevard, Broomfield, Colorado, 80021.

[Logo]

                          LEVEL 3 COMMUNICATIONS, INC.



                         ANNUAL MEETING OF STOCKHOLDERS

                              MONDAY, MAY 22, 2000
                                    9:00 A.M.

                      THE OMAHA CIVIC AUDITORIUM MUSIC HALL
                               1804 CAPITOL AVENUE
                              OMAHA, NEBRASKA 68102




[Logo]      LEVEL 3 COMMUNICATIONS, INC.
            1025 ELDORADO BOULEVARD, BROOMFIELD, CO 80021        REVOCABLE PROXY
--------------------------------------------------------------------------------
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON MAY 22, 2000.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2.

By signing the proxy, you revoke all prior proxies and appoint Thomas C. Stortz and Neil J. Eckstein, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments as described in the Notice of Annual Meeting and Proxy Statement dated April 17, 2000, receipt of which is hereby acknowledged.



                      SEE REVERSE FOR VOTING INSTRUCTIONS.

                          TO BE SIGNED ON REVERSE SIDE.


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                                                                       COMPANY #
                                                                       CONTROL #

THERE ARE THREE WAYS TO VOTE YOUR PROXY

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

VOTE BY PHONE -- TOLL FREE -- 1-800-240-6326 -- QUICK --- EASY --- IMMEDIATE

o Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.
o You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.
o    Follow the simple instructions the Voice provides you.

VOTE BY INTERNET -- HTTP://WWW.EPROXY.COM/LVLT/ -- QUICK -- EASY -- IMMEDIATE

o    Use the Internet to vote your proxy 24 hours a day, 7 days a week.
o You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Level 3 Communications, Inc., c/o Shareowner Services-, P.O. Box 64873, St. Paul, MN 55164-0873.

IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1. Election of directors: 01 R. Douglas Bradbury [ ] Vote FOR    [ ] Vote
                          02 Kenneth E. Stinson      all nominees    WITHHELD
                          03 Michael B. Yanney                       from all
                                                                     nominees

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)

2. In their  discretion,  the  proxies  are  authorized  to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.
   [ ]For       [ ] Against       [ ] Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.


Address Change? Mark Box   [ ]  Indicate changes below:

Date -------------------------------------------------------


Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.


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[Logo]
                         3rd Annual Stockholder Meeting
                               Voting Alternatives

Although you received your proxy materials by mail this year, you can still vote your shares conveniently by telephone or by the Internet. It's fast, convenient and your vote is immediately confirmed and posted. Please see below for instructions:


Vote by Internet                             Vote by Telephone

www.proxyvote.com

Follow the 4 easy steps:                     Follow the 4 easy steps:
1. Read the accompanying Proxy               1. Read the accompanying Proxy
   Statement and Voting Instruction             Statement and Voting Instruction
   form.                                        form.
2. Go to web site: www.proxyvote.com         2. Using a touch-tone telephone,
3. Enter your 12-digit control number           call the toll-free number
   located in the gray shaded box on            located in the gray shaded box
   the right side of your Voting                on the upper left side of your
   Instruction form.                            Voting Instructionh form.
4. Follow the simple instructions.           3. Enter your 12-digit control
                                                number located in the gray
                                                shaded box on the right side of
                                                your Voting Instruction form.
                                             4. Follow the simple instructions.





           Remember - if you vote by Internet or Telephone do not mail your Voting Card.


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[Logo]
                         3rd Annual Stockholder Meeting
                               Voting Alternatives

Although you received your proxy materials by mail this year, you can still vote your shares conveniently by telephone or by the Internet. It's fast, convenient and your vote is immediately confirmed and posted. Please see below for instructions:

Vote by Internet                             Vote by Telephone

www.eproxy.com/lvlt/

Follow these 5 easy steps:                   Follow these 5 easy steps:
1. Read the accompanying Proxy Statement     1. Read the accompanying Proxy
   and Voting Instruction form.                 Statement and Voting Instruction
2. Go to web site: www.eproxy.com/lvlt/         form.
3. Enter your 3-digit company number         2. Using a touch-tone telephone,
   located in the upper right-hand side         call the toll-free number
   of your proxy card.                          indicated on the proxy card.
4. Enter the 7-digit control number          3. Enter the 3-digit company number
   located in the upper right-hand              located in the upper right-hand
   side of your proxy card.                     side of your proxy card.
5. Follow the simple instructions.           4. Enter the 7-digit control number
                                                located in the upper right-hand
                                                side of your proxy card.
                                             5. Follow the simple instructions.




           Remember - if you vote by Internet or Telephone do not mail your Voting Card.